Exhibit 10.7
February 13, 2009
Memorandum for Chris Bernhardt
Subject: Special Retention and Employment Compensation Terms
Chris,
As you and I have discussed, we want to reinforce our strong desire that you continue in a senior role (Band B or above) with ITT, as President of an ITT operating unit or higher position, and hope that you view this memorandum as an indication of the Company’s confidence and appreciation for your contributions to ITT Defense and ITT Corporation overall.
As an additional incentive for you to remain with ITT Corporation through at least July 1, 2012 and subject to executing this Memorandum and the attached Non Compete and Non Solicitation Agreement, the Company agrees to make two separate incentive payments and grant to you certain restricted stock as a additional incentive above and beyond the awards you may qualify for under the various incentive benefit plans in which you currently participate. Specifically, the Company agrees to increase by $250,000 whatever bonus is otherwise awarded and paid to you in each of March 2009 and March 2010 under the ITT Industries 1997 Annual Incentive Plan (amended and restated as of July 13, 2004). These bonus increases will be included in your total bonus award for each performance year and will be pensionable.
In addition, ITT agrees to grant you, upon receipt of executed copies of both this Memorandum and the Non Competition and Non Solicitation Agreement attached, a restricted stock award valued at $ $600,000 calculated based on the average of the high and low share prices of ITT common stock on the grant date. One half of the shares will vest on July 1, 2011, and the remaining one half of the shares will vest on July 1, 2012. Should your termination of employment occur due to death or disability (as defined in the award agreement evidencing your special grant), the shares will immediately vest in full and the period of restriction will lapse as of your termination date.
In the event you voluntarily leave the Company or are terminated by ITT for cause, as defined below prior to any of the payments or vesting dates for the restricted stock award described above, you forfeit any and all claims you have or may have to payments not made prior to the date you terminate your employment, and you also forfeit any portion of the award that is not vested, paid or issued on the date you terminate your employment. In addition, you agree that if you leave the Company voluntarily or are terminated for cause prior to July 1, 2012, you will, within 30 days from the date you leave the Company, repay to the Company any and all of the after tax amounts of the following payments and awards that you have received: the additional payments made to you with your 2009 and 2010 bonus awards, the value, calculated as of the vesting date, of any restricted stock vested on or prior to the date your employment is terminated and any dividends paid on the restricted stock awarded. In the event you are terminated for any reason, other than cause, or are deemed to have been constructively terminated by virtue of changes to your employment terms and conditions that meet the requirements of “Good Reason” as defined in ITT’s Special Senior Executive Severance Pay Plan(SSESPP) during the performance of the this agreement, the repayment obligation in the previous sentence shall not apply.
Termination by ITT for cause shall be defined as (i) the Employee’s willfully engaging in serious misconduct that is injurious to Employer, (ii) the Employee’s conviction of, or entering a plea of guilty or nolo contendere (no contest) to, a crime that constitutes a felony or any lesser crime of which fraud or dishonesty is a material element (iii) the willful violation of any material provision of ITT’s Code of Conduct or(iv) willful and continued failure of Employee to perform substantially his duties for ITT Corporation. (other than such failure resulting from Employee’s incapacity due to mental or physical illness).
Assumption of the Memorandum Agreement: ITT shall require, that, any successor (by purchase, merger, consolidation, divestiture, liquidation, reorganization, restructuring or otherwise) to all or a majority of the business and/or assets of ITT, ITT Defense and/or ITT Electronic Systems, assume and agree to perform this Memorandum Agreement in the same manner (albeit, the restricted stock component may be either monetized or converted into an award of stock in the successor company) and to the extent that ITT would be required to perform it if no such succession had taken place. Failure by ITT either to have the successor assume this Memorandum Agreement or for ITT to offer to retain Employee in a position comparable to Employee’s current position, will trigger the accelerated vesting or obligation to pay the monetary value of the restricted stock described in the third paragraph of this Memorandum Agreement and the remaining unpaid bonus payments on the day of succession. These payments shall not be subject to the offset provisions of the SSESPP.
In consideration of your continued employment, the opportunity to receive the payments and equity award described above as well as the actual payments described herein, you agree to the terms and conditions of this Memorandum and of the Non Competition and Non Solicitation agreement attached to this

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memorandum agreement and further agree to sign two copies of this memorandum agreement and the Non Competition and Non Solicitation Agreement and return one signed copy of each to me.
Chris, I believe this accurately summarizes the points we have discussed and agreed. I look forward to continuing to work with you.

/s/ Scott A. Crum		/s/ Christopher Bernhardt	2/13/09

Scott A. Crum	Date	Christopher Bernhardt	Date
SVP and Director Human Resources		President, Electronic Systems
Attachment
cc: J. Procopio

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NON-COMPETITION AND NON-SOLICITATION AGREEMENT
This NON-COMPETITION AND NON-SOLICITATION AGREEMENT, (the “Agreement”) is dated this 13th day of February 2009, between Chris Bernhardt (“Employee”), individually, and ITT Corporation, an Indiana corporation, and its affiliates (collectively “ITT”).
WHEREAS, Employee and ITT have entered into Special Retention and Compensation Terms, and
WHEREAS, Employee and ITT recognize that Employee has valuable knowledge and expertise which, if used to compete against portions of ITT, could have a material adverse effect on the businesses of and by ITT;
WHEREAS, it is an inducement for, as well as a condition to, the consummation of the Special Retention and Compensation Terms that Employee enter into this Agreement.
NOW, THEREFORE, in consideration of the employment of Employee, the premises and of the mutual covenants, agreements and understandings contained herein and in the Special Retention and Compensation Terms, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be bound, agree as follows:
1. Covenants.
     (a) Non-Disclosure and Non-Use of Confidential Information. Employee acknowledges that he is in possession of confidential, proprietary and competitively sensitive information relating to the businesses that comprise ITT’s Electronic Systems Value Center (“ITT ES”), including without limitation, business and marketing plans, strategies, customer information, supplier information, other information concerning the business’ products, promotions, pricing, product development, manufacturing, financing, expansion plans, business policies and practices, and other forms of information considered by ITT to be confidential and in the nature of trade secrets (the “Confidential Information”). Notwithstanding anything herein to the contrary, Confidential Information shall not include any information which was in the public domain as of the date of this Agreement or information which later becomes in the public domain without breach by Employee of any of his obligations under this Section 1(a). Employee agrees that, during his employment with ITT and thereafter, he will not use for himself or for others, or divulge to another, any trade secrets or confidential know-how, information, or other Confidential Information of ITT, which may become known to Employee during Employee’s employment, whether before or after signing this Agreement, without the prior written consent of ITT.
     (b) Non-Competition and Non-Solicitation Agreement. Employee covenants and agrees that, subject to paragraph 1(d) below, during the term of his employment and for a period of one (1) year thereafter, regardless of the reason or method of termination, Employee will not, unless acting on behalf of ITT and/or at its request:
(i)	perform any work, directly or indirectly, alone or as a partner, joint venture participant, officer, director, employee, consultant, agent, independent contractor, advisor, representative or security holder of any company or business, in the business of researching, designing, manufacturing and/or providing defense products and services to the U.S. and other governments in competition with the businesses of ITT ES including all legal entities through which ITT ES conducts business. ITT and Employee agree that the foregoing restriction shall apply and be enforceable worldwide, and, in the case if the Unites States, in each state. (For the avoidance of doubt, the businesses deemed to be in competition with the businesses of ITT ES for purposes of the restrictions in this subsection 1(b)(i) are listed in Attachment 1 and no other businesses.

(ii)	directly or indirectly, for Employee or on behalf of any other person, partnership, company, corporation or other entity, solicit or attempt to solicit, for the purpose of engaging in competition with ITT ES:
(1) any person or entity for whom Employee performed services on behalf of ITT ES; or (2) any person or entity who is or has been a customer of ITT ES within the twenty four months immediately preceding Employee’s termination or (3) any person or entity ITT ES has targeted and contacted in the twelve (12) months immediately preceding Employee’s termination for the purpose of establishing a customer relationship; or
(iii)	directly or indirectly, for Employee or any third party, solicit, induce, recruit or cause another person then in the employ of ITT to terminate his or her employment for the purpose of joining, associating or becoming employed with any other business or activity, except as a result of a general hiring announcement.
     (c) Notwithstanding the foregoing, ITT and Employee agree that Employee, or Employee’s employer, may own in the aggregate not more than 5% of the outstanding shares of any publicly held corporation which corporation owns any of the businesses listed in Attachment 1, and is therefore deemed to compete with ITT ES, and whose shares are listed for trading on a national exchange or through the automatic quotation system of a registered securities association.
     (d) Notwithstanding anything else in this Agreement to the contrary, the obligations of Employee under this Agreement shall terminate and this Agreement shall be null and void and unenforceable if the Employee is continuously actively employed by ITT through July 1, 2012. Moreover, nothing in this Agreement shall prohibit Employee, after his termination of employment with ITT, from engaging in conduct that is otherwise prohibited in subsection (b)(1) above for a separately organized and managed business of a company or firm, that is a distinctly separate and separated part of the company that competes directly with ITT ES as described in Attachement 1.
     Enforcement and Remedies. Employee acknowledges and agrees that the covenants contained in this Section are reasonable and necessary to protect the legitimate business interests of ITT, and that ITT could suffer injury and harm in the event of a breach by the Employee of any of the foregoing provisions of Section 1 (for purposes of injunctive relief only and not monetary damages, Employee acknowledges that such injury may include irreparable injury),. Therefore, Employee agrees that in the event of any such breach or threat of breach, ITT shall be entitled to an immediate injunction and restraining order to prevent such breach or threatened breach by Employee (including any and all persons acting for or with him). In addition, ITT shall be entitled to institute and prosecute proceedings at law or in equity with respect to such breach, and, if successful, to recover such costs, expenses, and reasonable attorney’s fees as may be incurred in connection with such proceedings. The parties further agree that, to the extent ITT institutes and prosecutes proceedings at law or in equity against Employee for an alleged breach, and such action is unsuccessful, Employee is entitled to recover such costs, expenses, and reasonable attorneys’ fees as may be incurred in connection with such proceedings. The terms of this Section 2 shall not be construed as an election of remedies nor prevent ITT from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages.
3. Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision, and this Agreement shall be reformed, construed, and enforced as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein. If a final judicial determination is made by a court having jurisdiction that the time or scope of any provision in this Agreement is unreasonable or otherwise unenforceable, such provision shall not be rendered void but shall be deemed amended to apply to the maximum extent the court determines enforceable.
4. At-Will Employment. Employee understands that he is an at-will employee of ITT and that either Employee or ITT can terminate the employment relationship at any time for any reason. Employee further understands that this Agreement does not change the status of this relationship.
5. Waiver of Breach. The waiver by a party of a breach of any provision of this Agreement must be in writing and shall not operate or be construed as a waiver of any subsequent breach, or as a waiver of any other provision of this Agreement.
6. Governing Law; Jurisdiction and Venue. This Agreement shall be construed in accordance with and governed by the laws of the State of New Jersey without regard to its choice of law rules. ITT and Employee hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the state and federal courts located in or covering the State of New Jersey, for any actions, suits, or proceedings arising out of or relating to this Agreement. By his execution hereof, Employee hereby consents and irrevocably submits to the in personam jurisdiction of these courts, and agrees that any process in any suit or proceeding commenced in such courts under this Agreement may be served upon him personally, by certified or registered mail, return receipt requested, or by Federal Express or other courier service, with the same full force and effect as if personally served upon him in the county in which the Employee has rendered services hereunder. Each of the parties waives any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense of lack of in personam jurisdiction with respect thereto.
IN WITNESS WHEREOF, the parties hereto have caused this Non-Competition and Non-Solicitation Agreement to be duly executed as of the date first written above.

ITT CORPORATION
By:	/s/ Scott A. Crum
Scott A. Crum
SVP and Director Human Resources

CHRIS BERNHARDT
/s/ Chris Bernhardt

Attachment 1
Raytheon’s Electronic Warfare Systems Division
Northrop Grumman’s Defensive Systems Division
Northrop Grumman’s Space Systems Division
BAE Electronic Warfare Division
Syracuse Research Corporation
Thales Radar Systems
IAP Worldwide Services
The restrictions applicable to Employee for the above listed businesses apply to all legal entities through which each above listed corporation or division does business and continue to apply to Employee with respect to the businesses and any portions thereof in the event of name changes, business combinations, transfers, sales, mergers, reorganization, divestitures or other organizational changes.

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